EXHIBIT 10.4

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of November 6, 2023 by and among Plasma Innovative Inc., a Nevada corporation (“PMIN”), ESG Inc., a Nevada corporation (the “Company”), and the shareholders of the Company listed on Schedule A hereto (collectively, the “Company Shareholders”). PMIN, the Company and the Company Shareholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, PMIN is a U.S. publicly reporting company organized under the laws of the State of Nevada;

WHEREAS, the Company Shareholders collectively own 100% of the issued and outstanding equity of the Company (the “Company Shares”);

WHEREAS, the Company owns 74.52% of the issued and outstanding equity of Funan Allied United Farmer Products Co., Ltd. , a limited liability company incorporated in the People’s Republic of China (“PRC”), which owns 100% of Anhui Allied United Mushroom Co., Ltd., a limited liability company incorporated in PRC and of Anhui Allied United Mushroom Technology Co., Ltd., a limited liability company incorporated in PRC, through a series of corporate structure: the Company owns the issued and outstanding equity of ESG China Limited, a HK limited liability company, ESG China Limited owns 100% of the issued and outstanding capital stock of Hainan ESG Technology Co., Ltd., a wholly foreign owned enterprise incorporated under the laws of PRC, Hainan ESG Technology Co., Ltd. owns 74.52% of the issued and outstanding capital stock of Funan Allied United Farmer Products Co., Ltd., and Funan Allied United Farmer Products Co., Ltd. owns 100% of the issued and outstanding equity of both Anhui Allied United Mushroom Co., Ltd. and Anhui Allied United Mushroom Technology Co., Ltd. (“ESG Group”).

WHEREAS, PMIN desires to acquire, in a bona fide strategic transaction, the Company Shares from the Company Shareholders in exchange (the “Exchange”) for the issuance by PMIN to the Company Shareholders of an aggregate of 10,432,800 newly issued shares of PMIN common stock, par value $0.001 per share (together with any securities into which such shares may be reclassified, the “Common Stock”) and the Company Shareholders desire to exchange their Company Shares for such shares of Common Stock on the terms described herein;

WHEREAS, on the Closing Date, and as a result of the transactions contemplated hereby, the Company will become a wholly-owned subsidiary of PMIN;

WHEREAS, each of the board of directors of PMIN (the “PMIN Board”) and the board of directors of the Company (the “Company Board”), respectively, has approved this Agreement and each of them has determined that this Agreement, the Exchange and the other transactions contemplated hereby are advisable and in the respective best interests of each of PMIN, the Company and their respective stockholders.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE EXCHANGE

1.1              The Exchange.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereafter defined), the Company Shareholders shall assign, transfer and deliver all of the Company Shares, free and clear of all Encumbrances (hereinafter defined), to PMIN.

(b) In consideration of the transfer of the Company Shares to PMIN by the Company Shareholders, at the Closing, subject to the terms and conditions of this Agreement, PMIN shall issue to the Company Shareholders an aggregate of 10,432,800 newly issued shares of Common Stock (the “Exchange Shares”), in the amounts set forth on Schedule A hereto.

1.2              The Closing; Closing Date; Effect.

Unless this Agreement shall have been terminated in accordance with Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Exchange (the “Closing”) shall take place at the offices of McMurdo Law Group, LLC, 1185 Avenue of the Americas, 3rd Floor, New York, NY 10036, at 10:00 a.m. (EST) on the date first written above, subject to the satisfaction or waiver of the closing conditions set forth in Article VII, or at such other time, date or place as is agreed upon in writing by the Parties hereto. By agreement of the Parties, the Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission. The date on which the Closing occurs is herein referred to as the “Closing Date.” The effect of the consummation of the Exchange at the Closing shall be that: (i) the Company shall become a direct, wholly-owned subsidiary of PMIN, and (ii) ESG Group shall become indirectly owned subsidiaries of PMIN.

1.3              Company Shareholder Consent.

The Company Shareholders hereby approve, authorize and consent to the Company’s execution and delivery of this Agreement and any other ancillary documents to which it is or is required to be a party or is otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. The Company Shareholders acknowledge and agree that the consents set forth herein are intended and shall constitute such consent of the Company Shareholders as may be required (and shall, if applicable, operate as a written shareholder resolution of the company) pursuant to the company Charter, any other agreement in respect of the Company to which a Company Shareholder is Party and all applicable Laws.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to PMIN as follows, on the date hereof and on the Closing Date:

2.1              Due Organization and Good Standing. Each member of the ESG Group is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each member of the ESG Group is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Company has heretofore made available to PMIN accurate and complete copies of the certificate of incorporation, by-laws or equivalent organizational document of the Company (the “Company Organization Documents”) and accurate and complete copies of the certificate of incorporation, by-laws or equivalent organizational document of each of ESG Group, each as amended to date and as currently in effect (together with the Company Organization Documents, the “ESG Group Organization Documents”). No member of the ESG Group is in violation of any ESG Group Organization Document.

2.2              Title to Securities; Capitalization.

(a) The authorized share capital of the Company consists of 65,000,000 ordinary shares of common stock and 10,000,000 preferred shares (the “Company Securities”), 10,432,800 ordinary shares of common stock of which are issued and outstanding. No other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All of issued and outstanding Company Securities, are duly authorized, validly issued, fully paid and nonassessable, free of encumbrances and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the relevant law in the jurisdiction of incorporation, the Company Organization Documents or any contract to which the Company is a party or by which the Company is bound. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Ordinary Shares or any preferred shares of the Company and there are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding Company Securities have been issued in violation of any applicable securities Laws.

(b) There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of the Company or any member of the ESG Group to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity securities or securities convertible into or exchangeable for such securities, or obligating the Company or any member of ESG Group to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities.

(c) There are no registration rights and there is no voting trust, proxy, rights plan, shareholder’s agreement, anti-takeover plan or other contracts or understandings to which the Company or any member of ESG Group is a party or by which the Company, any ESG Group member or any Company Shareholder is bound with respect to any of the capital stock of any member of the ESG Group. Except as set forth in this Agreement as a result of the consummation of the Exchange, no shares of capital stock, warrants, options or other securities of the Company or any ESG Group member are issuable and no rights in connection with any shares, warrants, rights, options or other securities of the Company or any ESG Group member accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) Except as disclosed therein, no Indebtedness of the Company or any of the ESG Group contains any restriction upon (i) the prepayment of any of such Indebtedness, or (ii) the incurrence of Indebtedness by the Company or any of the ESG Group.

(e) Since their respective dates of formation, no member of the ESG Group neither the Company has declared or paid any distribution or dividend and has not repurchased, redeemed or otherwise acquired any of its securities or equity interest, and no board of directors or other governing board of any member of the ESG Group neither the Company has authorized any of the foregoing.

2.3            ESG Group member. WHEREAS sets forth a true, complete and correct list of each ESG Group member and its respective jurisdiction of incorporation, formation or organization. All of the capital stock and other equity interests of the ESG Group member are owned, directly or indirectly, by the Company free and clear of any Encumbrance (other than any restriction under the applicable securities Laws) with respect thereto. All of the outstanding equity securities of each ESG Group member of the Company are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of securities. There are no contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any ESG Group member of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any ESG Group member of the Company is a party or which are binding upon any ESG Group member of the Company providing for the issuance or redemption of any equity interests of any ESG Group member of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any ESG Group member of the Company. Except for the interests of the ESG Group member disclosed here, the Company does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. None of the Company or the ESG Group member is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or the ESG Group member to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

2.4              Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5              Governmental Approvals. No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of the Company or any of ESG Group is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where the Company or any ESG Group member is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, or (ii) pursuant to Antitrust Laws.

2.6              No Violations. The execution and delivery by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any ESG Group Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any ESG Material Contract (as defined below), (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) upon any of the properties, rights or assets of the Company or any of the ESG Group, or (viii) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”).

2.7              Financial Statements.

(a) The Company has provided to PMIN the financial statements and notes of the Company, including the audited consolidated balance sheets of the Company as of December 31, 2022 and 2021 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2022 and 2021, together with the notes to such statements and the opinion of Kreit & Chiu CPA LLP, independent certified public accountants (together, the “ESG Audited Financials”).

(b) The ESG Audited Financials have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets included as part of the ESG Audited Financials are true and accurate and present fairly as of their respective dates the financial condition of the Company. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, the Company had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Company, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows included as part of the ESG Financials reflect fairly the information required to be set forth therein by generally accepted accounting principles. The ESG Audited Financials (i)  accurately reflect ESG’s books and records as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of ESG as of the respective dates thereof and the consolidated results of ESG’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the filings with the SEC, comply, in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC. Any ESG Audited Financials delivered pursuant to the terms of this Agreement will, when delivered, (i) accurately reflect ESG’s books and records as of the times and for the periods referred to therein, and (ii) be prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved, (iii) fairly present in all material respects the consolidated financial position of ESG as of the respective dates thereof and the consolidated results of ESG’s operations and cash flows for the periods indicated, and (iv) to the extent required for inclusion in the filings with the SEC, will comply as of the Closing Date in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.

(c) Each member of the ESG Group maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Person does not maintain any off-the-book accounts and that such Person’s assets are used only in accordance with such Person’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Person and to maintain accountability for such Person’s assets, (iv) access to such Person’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Person’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. No member of the ESG Group has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company and its subsidiaries. Since the date of its formation in October 13, 2022 (its “Formation”), neither the Company nor any ESG Group member, or any of their Representatives, or any auditor or accountant of the Company or the ESG Group member has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any ESG Group member or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any ESG Group member has engaged in questionable accounting or auditing practices. Since its Formation, no employee and no member of the Company Board nor any attorney representing the Company or any ESG Group member, whether or not employed by the Company or any ESG Group member, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by the Company, the ESG Group member or any of their respective officers, managers, directors, employees or agents or reported written evidence of any such violation to the Company Board or any committee thereof or to any director or executive officer of any member of the ESG Group.

(d) No member of the ESG Group neither the Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

2.8              Absence of Certain Changes.

(a) From October 13, 2022 through the date hereof, except as expressly contemplated by this Agreement, the Company and the ESG Group have (i) conducted their respective businesses in the ordinary course of business consistent with past practice, (ii) not had any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a ESG Material Adverse Effect, and (iii) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.1 if such action were taken on or after the date hereof without the consent of PMIN.

2.9              Absence of Undisclosed Liabilities. Neither the Company nor any ESG Group member is subject to any material liabilities or obligations that is not adequately reflected or reserved on or provided for in the ESG Audited Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice and (ii)  liabilities or obligations under the payment terms of ESG Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), except, in each case, for immaterial liabilities or obligations.

2.10          Compliance with Laws. Neither the Company nor any of the ESG Group are in conflict with, or in default or violation of, nor has it received, from October 13, 2022, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of the Company or any ESG Group member is bound or affected, including, without limitation, consumer protection, insurance or securities Laws, or (B) any ESG Material Contract.

2.11          Regulatory Agreements; Permits.

(a) There are no material written agreements, memoranda of understanding, commitment letters, or Orders to which the Company or any ESG Group member is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) Each of the Company, the ESG Group, and each employee of the Company or any ESG Group who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company or such ESG Group member, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct the Company’s or the ESG Group’s respective business as presently conducted, and to own, lease and operate the Company’s or the ESG Group’s respective assets and properties, except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals (collectively, the “ESG Permits”). The Company has made available to PMIN true, correct and complete copies of all material ESG Permits. All of the ESG Permits are in full force and effect, and no suspension or cancellation of any of ESG Permits is pending or, to the Company’s knowledge, threatened. None of the Company or any ESG Group member is in violation in any material respect of the terms of any ESG Permit.

2.12          Litigation. There is no material private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending by or before any Governmental Authority (each, an “Action”), or, to the knowledge of the Company, threatened against the Company, any of the ESG Group member or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such). There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against the Company, any of the ESG Group member or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement. The Company and the ESG Group are in compliance with all Orders, except for any non-compliance which would not reasonably be expected to result in a ESG Material Adverse Effect. There is no material Action that the Company or any of the ESG Group has pending against other parties. There is no Action pending or, to the knowledge of the Company, threatened against the Company involving a claim against the Company or any ESG Group member for false advertising with respect to any of the Company’s or any ESG Group member’s products or services. Since October 13, 2022, none of the current or former officers, managers or directors of any of the Company or the ESG Group have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

2.13          Restrictions on Business Activities. There is no Order binding upon the Company or any of the ESG Group that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of the Company or any of the ESG Group as their businesses are currently conducted, any acquisition of property by the Company or any of the ESG Group, the conduct of business by the Company or any of the ESG Group as currently conducted, or the ability of the Company to compete with other parties.

2.14          Material Contracts.

(a) The Company has made available to PMIN, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which the Company or any ESG Group member is a party (each, a “ESG Material Contract”) that:

(i) contains covenants that materially limit the ability of the Company or any ESG Group member (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $50,000;

(v) involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi) by its terms calls for aggregate payments by the Company or any ESG Group member under such contract of more than $100,000 per year or $350,000 in the aggregate over the length of the contract;

(vii) with respect to any acquisition or disposition of another Person, pursuant to which the Company or any ESG Group member has (A) any continuing indemnification obligations in excess of $50,000 or (B) any “earn out” or other contingent payment obligations;

(viii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any member of the ESG Group, its business or material assets;

(ix) obligates the Company or any ESG Group member to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $50,000;

(x) is between the Company or any ESG Group member and any of their respective directors, executive officers, shareholders or Affiliates, including all non-competition, severance and indemnification agreements;

(xi) is between the Company or any ESG Group member and any Top Customer or Top Supplier;

(xii) relates to a material settlement entered into within one (1) year prior to the date of this Agreement or under which any member of the ESG Group has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another member of the ESG Group) with a power of attorney;

(xiv) obligates the Company or any ESG Group member to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);

(xv) relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Company or any ESG Group member, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software Agreements”); or

(xvi) is otherwise material to the Company or any ESG Group member or outside of the ordinary course of business of the ESG Group and not described in clauses (i) through (xv) above.

(b) With respect to each ESG Material Contract: (i) such ESG Material Contract is valid and binding and enforceable in all respects against the Company or the ESG Group member party thereto (subject to Enforceability Exceptions) and, to the Company’s knowledge, the other party thereto, and other than such contracts that have expired by their terms or terminated pursuant to the terms of this Agreement, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of ESG Material Contract against the Company or such ESG Group member and, to the Company’s knowledge, the other party thereto; (iii) neither the Company nor any ESG Group member is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company or any ESG Group member, or permit termination or acceleration by the other party thereto, under such ESG Material Contract; (iv) to the Company’s knowledge, no other party to such ESG Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company or any of the ESG Group, under such ESG Material Contract, (v) no other party to such ESG Material Contract has notified the Company or any ESG Group member in writing that it is terminating or considering terminating the handling of its business by the Company or any ESG Group member or in respect of any particular product, project or service of the Company or any ESG Group member, or is planning to materially reduce its future business with the Company or any ESG Group member in any manner; and (vi) no member of the ESG Group has waived any rights under such ESG Material Contract.

2.15          Intellectual Property.

(a) The Company contains a list of: (i) all right, title and interest in and to all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by the Company or any of the ESG Group member and is material to the business of the Company as currently conducted (“ESG Intellectual Property”); and (ii) all material Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to the Company or any of the ESG Group member and is material to the business of the ESG Group (“ESG Licensed Intellectual Property”). Each of the Company and the ESG Group member (x) has all right, title and interest in and to ESG Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the ESG Licensed Intellectual Property. Neither the Company nor any of the ESG Group member has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and, to the knowledge of the Company, there is no valid basis for any such allegation. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter the Company’s or any ESG Group’s rights to any ESG Intellectual Property or ESG Licensed Intellectual Property. All of the ESG Intellectual Property and the license rights to the ESG Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to the Company’s knowledge, threatened that challenges the rights of the Company or any of the ESG Group of any ESG Intellectual Property or ESG Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. ESG Intellectual Property and the ESG Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to the Company or the ESG Group member and used in or necessary for the operation by the Company and the ESG Group of their respective businesses as currently conducted. Neither the Company nor any of the ESG Group is in breach or default (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the ESG Licensed Intellectual Property.

(b) For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign copyrights, and registrations and applications for registration thereof; and copyrightable works, including website content; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information including, without limitation, know-how, recipes and formulas.

2.16          Employee Benefit Plans. The Company presently has no employee benefit plans.

2.17          Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by any member of the ESG Group (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the ESG Audited Financials have been established.

(b) The Company confirms each jurisdiction where the Company and each ESG Group member files or is required to file a Tax Return.

(c) Neither the Company nor any of the ESG Group member is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against the Company or any of the ESG Group in respect of any Tax, and neither the Company nor any of the ESG Group has been notified in writing of any proposed Tax claims or assessments against the Company or any of the ESG Group (other than, in each case, claims or assessments for which adequate reserves in the ESG Financials have been established).

(e) There are no Encumbrances with respect to any Taxes upon any of the Company’s or the ESG Group’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the ESG Financials have been established.

(f) Neither the Company nor any of the ESG Group has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of the ESG Group for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Neither the Company nor any of the ESG Group has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h) Neither the Company nor any of the ESG Group participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) Neither the Company nor any ESG Group member has any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(j) Neither the Company nor any ESG Group member is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Company or any ESG Group member with respect to any period following the Closing Date.

(k) Neither the Company nor any ESG Group member has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l) For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18          Finders and Investment Bankers. Neither the Company nor any ESG Group has incurred, nor will they incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any member of the ESG Group.

2.19          Title to Properties; Assets.

(a) The Company provides a correct and complete list, of all real property and interests in real property leased or subleased by or for the benefit of the Company or any of the ESG Group from or to any Person (collectively, the “ESG Real Property”). The list set forth contains, with respect to each of ESG Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which the Company or any of the ESG Group is a party or by which the Company or any of the ESG Group is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “ESG Leases”), the terms of which have been complied with by the Company and any ESG Group member. The ESG Real Property comprises all of the real property necessary and/or currently used in the operations of the business of the Company and the ESG Group.

(b) All items of Personal Property which is owned, used or leased by the Company or a ESG Group member with a book value or fair market value of greater than $20,000 are disclosed, along with, to the extent applicable, a list of leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (“ESG Personal Property Leases”). All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the ESG Group. The operation of each of the Company and the ESG Group’s respective business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a member of the ESG Group, except for such Personal Property that is owned by, leased, licensed or otherwise contracted to such entity. The Company has provided to PMIN a true and complete copy of each of the ESG Personal Property Leases, and in the case of any oral ESG Personal Property Lease, a written summary of the material terms of such ESG Personal Property Lease. The ESG Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any ESG Group member under any of the ESG Personal Property Leases. The Company has no knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any of the ESG Personal Property Leases, and neither the Company nor any ESG Group member has received notice of any such condition. Neither the Company nor any ESG Group member has waived any rights under any ESG Personal Property Lease which would be in effect at or after the Closing. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any ESG Personal Property Lease with either the Company or a ESG Group member to declare a default or to accelerate, or which does accelerate, the maturity of any obligations of the Company or ESG Group under any ESG Personal Property Lease.

(c)  Each member of the ESG Group has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets. The assets (including Intellectual Property rights and contractual rights) of the ESG Group constitute all of the assets, rights and properties that are used in the operation of the businesses of the ESG Group as it is now conducted and presently proposed to be conducted or that are used or held by the ESG Group for use in the operation of the businesses of the ESG Group, and taken together, are adequate and sufficient for the operation of the businesses of the ESG Group as currently conducted and as presently proposed to be conducted.

2.20          Employee Matters.

(a) There are no Actions pending or, to the knowledge of the Company, threatened involving the Company or any ESG Group member and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To the Company’s knowledge, since October 13, 2022, there has been: (i) no labor union organizing or attempting to organize any employee of the Company or any of the ESG Group into one or more collective bargaining units with respect to their employment with the Company or any of the ESG Group; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any of the ESG Group pending with respect to their employment with the Company or any of the ESG Group or threatened against the Company or any of the ESG Group. Neither the Company nor any of the ESG Group is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of the ESG Group and no such agreement is currently being negotiated.

(b) The Company and the ESG Group member (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against the Company or any of the ESG Group pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any ESG Group member brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) The Company discloses a complete and accurate list of all employees of the ESG Group showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the ESG Group)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended December 31, 2022, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee for the fiscal year ended December 31, 2022. All Company employees are party to a written employment agreement or contract with the Company or a ESG Group member, and each member of the ESG Group has paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by a member of the ESG Group to any such employees under the terms of any written or, to the Company’s knowledge, oral agreement, or commitment or any Law, custom, trade or practice. Each such employee has entered into the Company or the applicable ESG Group member’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company or ESG Group member, a copy of which has been provided to PMIN by the Company.

2.21          Transactions with Affiliates. Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or any ESG Group member, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of the Company or any ESG Group member or such Person’s employment with the Company or any ESG Group member, or (v) as stated in the ESG Audited Financials, there are no contracts or arrangements (each, a “ESG Affiliate Transaction”) that are in existence since the ESG’s Formation or as of the date of this Agreement under which there are any material existing or future liabilities or obligations between the Company or any of the ESG Group member, on the one hand, and, on the other hand, any (x) present manager, officer or director of either the Company or any of the ESG Group member or (y) record or beneficial owner of more than five percent (5%) of the outstanding the Company Ordinary Shares or more than five percent (5%) of the outstanding equity interest of any ESG Group member as of the date hereof (each of (x), (y) and (z), a “ESG Affiliate,” and collectively, the “ESG Affiliates”).

2.22          Books and Records. All of the financial books and records of the Company and the ESG Group member are complete and accurate in all material respects and, since October 13, 2022 (ESG’s date of formation), have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

2.23          Disclosure. No representations or warranties by the Company in this Agreement (including the disclosure Letters hereto) or the ancillary documents contemplated thereto to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure Letters and ancillary documents hereto and thereto, any fact necessary to make the statements or facts contained therein not materially misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PMIN

PMIN hereby represents and warrants to the Company as follows:

3.1              Due Organization and Good Standing. PMIN is a corporation duly incorporated, formed or organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. PMIN is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to result in a PMIN Material Adverse Effect. PMIN has heretofore made available to the Company accurate and complete copies of PMIN’s certificate of incorporation and by-laws, each as amended to date and as currently in effect (the “PMIN Organization Documents”). PMIN is not in violation of any provision of the PMIN Organization Documents.

3.2              Title to Securities; Capitalization.

(a) The authorized capital stock of PMIN consists of 65,000,000 shares of PMIN Common Stock and 10,000,000 preferred shares, par value $0.001 per share. Other than shares booked from Transfer Agent’s record, there are no other shares of capital stock or other voting securities of PMIN issued, reserved for issuance or outstanding. All outstanding shares of PMIN Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Chapter 78 of the Nevada Revised Statutes, the PMIN Organization Documents or any contract to which PMIN is a party or by which PMIN is bound. Except as set forth in the PMIN Organization Documents, there are no outstanding contractual obligations of PMIN to repurchase, redeem or otherwise acquire any shares of PMIN Common Stock or any capital equity of any of PMIN. There are no outstanding contractual obligations of PMIN to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(b) There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of PMIN or obligating PMIN to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, their respective capital stock or securities convertible into or exchangeable for such shares or interests, or obligating PMIN to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital equity. All shares of PMIN Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non assessable.

(c) There are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which PMIN is a party or by which PMIN is bound with respect to any of its capital stock. As a result of the consummation of the Exchange, no shares of capital stock (other than as set forth in Schedule A), warrants, options or other securities of PMIN are issuable and no rights in connection with any shares, warrants, rights, options or other securities of PMIN accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) No Indebtedness of PMIN contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by PMIN or any of the PMIN Subsidiaries, or (iii) the ability of PMIN or any of the PMIN Subsidiaries to grant any Encumbrance on its properties or assets.

(e) Since July 22, 2021, PMIN has not declared or paid any distribution or dividend in respect of the PMIN Common Stock and has not repurchased, redeemed or otherwise acquired any securities or equity interest of PMIN, and the PMIN Board has not authorized any of the foregoing.

3.3              Subsidiaries. PMIN has no subsidiaries. PMIN does not own, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than ten percent (10%) of the outstanding equity of the issuing entity.

3.4              Authorization; Binding Agreement. PMIN has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly and validly authorized by the PMIN Board and no other corporate proceedings on the part of PMIN are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the Exchange, and the other transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which PMIN is a party shall be when delivered, duly and validly executed and delivered by PMIN and assuming the due authorization, execution and delivery of this Agreement and any such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of PMIN, enforceable against PMIN in accordance with its terms, subject to the Enforceability Exceptions.

3.5              Governmental Approvals. No Consent of or with any Governmental Authority on the part of PMIN is required to be obtained or made in connection with the execution, delivery or performance by PMIN of this Agreement or any ancillary agreement related hereto or the consummation by PMIN of the transactions contemplated hereby or thereby other than (i) such filings as may be required in any jurisdiction where PMIN is qualified or authorized to do business, (ii) such filings as contemplated by this Agreement, (iii) such filings as contemplated by this Agreement pursuant to the Exchange, (iv) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act of 1934, as amended (the “Exchange Act”), the Financial Industry Regulatory Authority (“FINRA”) or any state “blue sky” securities Laws, and the rules and regulations thereunder, or (v) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to result in a PMIN Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.

3.6              No Violations. The execution and delivery by PMIN of this Agreement and each other ancillary agreement related hereto and the consummation by PMIN of the transactions contemplated hereby and thereby and compliance by PMIN with any of the provisions hereof or thereof will not (i) conflict with or violate any provision of the PMIN Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any PMIN Material Contract, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of PMIN or any of the PMIN Subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which PMIN or any of the PMIN Subsidiaries or any of their assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to result in a PMIN Material Adverse Effect.

3.7              PMIN Financial Statements.

(a) PMIN has filed with the SEC the financial statements and notes to (i) the audited balance sheets of PMIN as of August 31, 2022, and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended August 31, 2022 together with the notes to such statements and the opinion of Jack Shama, CPA , independent certified public accountants, and (ii) the unaudited financial statements of PMIN for the quarters ended November 30, 2022, February 28, 2023, and May 31, 2023 (the “PMIN Financial Statements”).

(b) The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The PMIN balance sheets included as part of the Financial Statements are true and accurate and present fairly as of their respective dates the financial condition of PMIN. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, PMIN balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of PMIN, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows included as part of the Financial Statements reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c) Since July 22, 2021, neither PMIN, nor any director, officer or employee of PMIN or any PMIN Subsidiary, any auditor or accountant of PMIN has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of PMIN or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that PMIN has engaged in questionable accounting or auditing practices. To PMIN’s knowledge, since July 22, 2021, no employee and no member of the PMIN Board nor any attorney representing PMIN, whether or not employed by PMIN, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by PMIN, or any of their respective officers, directors, employees or agents or reported written evidence of any such violations to the PMIN Board or any committee thereof or to any director or executive officer of PMIN.

3.8              Litigation. There is no Action pending, or, to the knowledge of PMIN, threatened against PMIN, or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to result in a PMIN Material Adverse Effect. There is no Order binding against PMIN, or any of its properties, rights or assets or any of their respective managers, officers, directors or partners (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a PMIN Material Adverse Effect. PMIN is in compliance with all Orders, except for any non-compliance which would not reasonably be expected to result in a PMIN Material Adverse Effect. There is no material Action that PMIN has pending against other parties. There is no Action pending or, to the knowledge of PMIN, threatened against PMIN involving a claim against PMIN for false advertising with respect to any of PMIN’s or any PMIN Subsidiary’s products or services, except for any such Action(s) which would not reasonably be expected to result in a PMIN Material Adverse Effect.

3.9              Finders and Investment Bankers. PMIN has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of PMIN.

3.10          Title to Properties; Assets. PMIN holds no real property or interests in real property, whether leased or subleased by or for the benefit of PMIN form or to any person.

3.11          Investment Company Act. PMIN is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.12          Information Supplied. None of the information relating to PMIN which is supplied or to be supplied by PMIN expressly for inclusion or incorporation by reference in the filings with the SEC will, at the date of filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by PMIN and/or any PMIN Subsidiary or that is included in the SEC filings). None of the information supplied or to be supplied by PMIN in writing expressly for inclusion or incorporation by reference in any of the Ancillary Public Disclosures will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by PMIN or that is included in Ancillary Public Disclosures). Notwithstanding the foregoing, PMIN makes no representation, warranty or covenant with respect to any information supplied by the Company for inclusion in any such filings with the SEC or Ancillary Public Disclosures. PMIN has delivered or provided access to the Company all material information, documents and instruments necessary in order for the Company to conduct its due diligence with respect to the representations and warranties in this Article III.

3.13          Disclosure. No representations or warranties by PMIN in this Agreement (including the disclosure letters hereto) or the ancillary documents contemplated thereto to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure letters and ancillary documents hereto and thereto, any fact necessary to make the statements or facts contained therein not materially misleading.

3.14          Waiver of Representation. PMIN has had adequate time and opportunity to review and comment upon this Agreement, and to seek the advice of qualified legal counsel regarding the terms of this Agreement. Furthermore, PMIN knowingly and voluntarily waives its rights to any further review of this Agreement by legal counsel.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

As an inducement to PMIN to enter into this Agreement, each Company Shareholder, severally but not jointly, hereby represents and warrants to PMIN as follows.

4.1              Company Shares.The Company Shares represent 100% of the issued and outstanding capital stock of the Company. Each of such Company Shareholder is the record and beneficial owner, and has good, valid and marketable title to, the Company Shares appearing next to such Company Shareholder’s name on Schedule A hereto. Such Company Shareholder has the right and authority to sell and deliver its Company Shares, free and clear of all Encumbrances or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the Company Shares as herein contemplated and/or upon registering of PMIN as the new owner of the Company Shares in the share register of the Company, PMIN will receive good title to the Company Shares owned by such Company Shareholder.

4.2              Power and Authority. Such Company Shareholder has the legal power, capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform his, her or its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

4.3              No Conflicts. The execution and delivery of this Agreement by such Company Shareholder and the performance by such Company Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws, (b) will not violate any laws applicable to such Company Shareholder, and (c) will not violate or breach any contractual obligation to which such Company Shareholder is a party.

4.4         Purchase Entirely for Own Account. The Exchange Shares (as defined in Section 1.1(a) herein) proposed to be acquired by such Company Shareholder pursuant to the terms hereof will be acquired for investment for such Company Shareholder’s own account, and not with a view to the resale or distribution of any part thereof.

4.5              Acquisition of Exchange Shares for Investment.

(a) Such Company Shareholder is acquiring the Exchange Shares for investment purposes and for such Company Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Company Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Company Shareholder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b) Such Company Shareholder represents and warrants that it: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in PMIN and its securities.

(c) Such Company Shareholder is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) except Christopher Alonzo who is accredited investor US person and understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Company Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S and Regulation D separately. Such Company Shareholder except Christopher Alonzo has no intention of becoming a U.S. Person. At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Company Shareholder except Christopher Alonzo was outside of the United States.

(d) Such Company Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e) Such Company Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.

ARTICLE V

COVENANTS

5.1              Access and Information; Confidentiality.

(a) During the negotiation of this Agreement, each of the Company and the ESG Group warrants that it has given, and have directed its accountants and legal counsel to give, and will continue through and following the Closing to give, PMIN and its respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to PMIN), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to the Company or the ESG Group, as the requesting Party or its Representatives may reasonably request regarding the ESG Group’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party conducted and shall conduct any such activities in such a manner so as not to unreasonably interfere with the business or operations of the Party providing such information. No information or knowledge obtained by any Party hereto pursuant to this Section 5.1(a) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Exchange.

(b)During the negotiation of this Agreement, PMIN warrants that it has directed its accountants and legal counsel to give the Company, the ESG Group, and their respective Representatives, and will continue through and following the Closing to give, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the Company or the Company Subsidiaries), access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to PMIN as the requesting Party or its Representatives may reasonably request regarding PMIN’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available during the Executory Period, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountant’s work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such Party’s Representatives to reasonably cooperate with the requesting Party in its investigation; provided that the requesting Party conducted and shall conduct any such activities in such a manner so as not to unreasonably interfere with the business or operations of the Party providing such information. No information or knowledge obtained by any Party hereto will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Exchange.

(c) All information obtained by the Company or any ESG Group, on the one hand, and PMIN, on the other hand, pursuant to this Agreement or otherwise, shall be kept confidential. The Parties further acknowledge and agree that the existence and terms of this Agreement and the Exchange are strictly confidential and that they and their respective officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) shall not disclose to the public or to any third Person the terms of this Agreement and the Exchange other than with the express prior written consent of the other Parties, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such Party or any of its Representatives, control persons or affiliates (including, without limitation, to the extent applicable, the rules and regulations of the SEC and FINRA), (ii) as required to carry out a Party’s obligations hereunder, or (iii) as may be required to defend any action brought against such Person in connection with the Exchange, and in the case of clause (iii), in accordance with and subject the terms and conditions of this Agreement.

5.2              Intentionally Omitted.

5.3              Intentionally Omitted.

5.4              Public Announcements. PMIN and the Company agree that no public release or announcement concerning this Agreement or the Exchange shall be issued by either Party or any of their affiliates without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, however, that either PMIN or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by PMIN or the Company in compliance with this Agreement and so long as appropriate filings are timely made with the SEC with respect to the statements.

5.5              Regulatory Matters.

(a) Super 8-K. The Company and PMIN shall cooperate to promptly prepare and file with the SEC a Super 8-K (the “Super 8-K”) announcing the Exchange and describing the ESG Group business in compliance with applicable SEC regulations. PMIN, with the Company’s cooperation, shall use its commercially reasonable efforts to respond to any SEC review of the Super 8-K under the Securities Act as promptly as practicable after such filing. PMIN shall also use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals as may be required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the ESG Group and the holders of the Company and the ESG Group as may be reasonably requested in connection with the foregoing actions. PMIN shall, as promptly as reasonably practicable after receipt thereof, provide the Company with copies of any written comments and advise the other party of any oral comments received from the SEC with respect to the Super 8-K. PMIN shall also advise the Company, as promptly as reasonably practicable after receipt of notice thereof, concerning the issuance of any stop order, or the suspensions of the qualification of the PMIN Common Stock issuable in connection with the Exchange for offering or sale in any jurisdiction. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment with respect to any comments of the SEC and any amendment or supplement to the Super 8-K prior to filing such with the SEC and will provide each other with a copy of all such filings with the SEC to the extent not otherwise publicly available. If at any time prior to the Closing Date, PMIN or the Company has knowledge of any information relating to PMIN, the Company or any of their respective officers, directors or other affiliates, which should be set forth in an amendment or supplement to the Super 8-K so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

(b) Each of PMIN and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with preparation and filing of the Super 8-K or any other statement, filing, notice or application made by or on behalf of PMIN, the Company or the ESG Group to any Governmental Authority, including, without limitation, FINRA, in connection with the Exchange and the other transactions contemplated by this Agreement.

(c) Each of PMIN and the Company shall promptly advise the other upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, or from FINRA, that causes such party to believe that there is a reasonable likelihood that any requisite approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other Party with a copy of such communication.

5.6              Section 16 Matters. Prior to the Closing Date, the Company Shareholders shall take all commercially reasonable steps as may be required to cause any acquisitions of PMIN Common Stock resulting from the Exchange or the other transactions contemplated hereby by each Person who is or can be reasonably expected to become as a result of the Exchange subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PMIN, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

5.7              Further Assurances. PMIN, the Company and the Company Shareholders shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Exchange and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all Requisite Regulatory Approvals (as defined below) , all the Company Requisite Consents (as defined below), all PMIN Requisite Consents (as defined below) and any other consents, registrations, approvals, permits and authorizations as may be agreed upon by the Parties.

ARTICLE VI

SURVIVAL

6.1              Survival of Representations and Warranties. The representations and warranties of the Company and the Company Shareholders which are contained in or made pursuant to this Agreement will survive the Closing until that date which is the first anniversary of the Closing Date; provided, however, that any representation or warranty the breach or violation of which is made the basis of a claim for indemnification will survive until such time as such claim is finally resolved in accordance with this Agreement. The representations and warranties of the Parties to this Agreement other than the Company and the Company Shareholders which are contained in or made pursuant to this Agreement will expire, terminate and not survive the Closing.

6.2              Survival of Other Provisions. Section 8.2, Section 8.3 and Article IX shall survive any termination of this Agreement in accordance with Section 8.1.

ARTICLE VII

CONDITIONS

7.1              Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Exchange and any other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Closing Date, of the following conditions:

(a) Requisite Regulatory Approvals. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for any such authorizations, approvals and/or permits the failure of which to obtain would not reasonably be expected to result in a the Company Material Adverse Affect or a PMIN Material Adverse Affect (the “Requisite Regulatory Approvals”) shall have been obtained or made.

(b) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Exchange or the other transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Exchange or any other transactions contemplated by this Agreement or the other ancillary agreements related to this Agreement.

7.2              Conditions to Obligations of PMIN. The obligations of PMIN to consummate the Exchange are subject to the satisfaction or waiver by PMIN, at or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company and the Company Shareholders set forth in this Agreement (without giving effect to any limitation as to “materiality” or “PMIN Material Adverse Effect”) shall be true and correct as of date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a ESG Material Adverse Effect.

(b) Agreements and Covenants. Each of the Company and the ESG Group shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) ESG Material Adverse Effect. No ESG Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Legal Opinion. PMIN shall have received opinions of the Company’s PRC counsel, Anhui Waibei Law Firm in form and substance reasonably satisfactory to PMIN, addressed to PMIN and dated as of the Closing Date.

(e) Surrender of Company Certificates. The Company Shareholders shall have surrendered to PMIN or its registrar or transfer agent the certificates representing the Company Shares owned by each such Company Shareholder, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form acceptable for transfer on the books of the Company.

(f) The Company Requisite Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement shall have each been obtained or made.

7.3              Conditions to Obligations of the Company and Company Shareholders. The obligations of the Company and the Company Shareholders to consummate the Exchange are subject to the satisfaction or waiver by the Company and the Company Shareholders, at or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of PMIN set forth in this Agreement (without giving effect to any limitation as to “materiality” or “PMIN Material Adverse Effect”) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a PMIN Material Adverse Effect.

(b) Agreements and Covenants. PMIN shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer Certificate. PMIN shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the chief executive officer of PMIN, certifying in such capacity as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(e).

(d) Secretary’s Certificate. PMIN shall have delivered to the Company: (i) true copies of PMIN’s certificate of incorporation and bylaws (or similar applicable organizational documents) as in effect as of the Closing Date, (ii) a certificate of good standing for PMIN, certified by the Secretary of State of Nevada as of a date no later than two (2) Business Days prior to the Closing Date, (iii) true copies of the resolutions of PMIN’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other ancillary documents contemplated thereto to which it is a party or by which it is bound, and the consummation of the Exchange and each of the transactions contemplated hereby and thereby, and (iv) the incumbency of officers authorized to execute this Agreement or any other ancillary documents contemplated thereto to which it is a party or by which it is be bound.

(e) PMIN Material Adverse Effect. No PMIN Material Adverse Effect shall have occurred since the date of this Agreement.

ARTICLE VIII

TERMINATION AND ABANDONMENT

8.1              Termination. This Agreement may be terminated and the Exchange and any other transactions contemplated hereby may be abandoned at any time prior to the Closing Date, notwithstanding any approval of the matters presented in connection with the Exchange by the stockholders of PMIN or the Company (the date of any such termination, the “Termination Date”), as follows:

(a) by mutual written consent of each of the Company and PMIN, as duly authorized by the PMIN Board and the Company Board;

(b) by written notice by either PMIN or the Company, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other Action that is, in each case, then in effect and is final and nonappealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement or the agreements contemplated hereby or (ii) any Governmental Authority shall have finally, without the right to appeal, declined to grant any of the Requisite Regulatory Approvals; by written notice by PMIN, if there has been a breach by the Company and/or the Company Shareholders of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company and/or the Company Shareholders shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 7.2(a) (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company and/or the Company Shareholders prior to the Closing Date, then PMIN may not terminate this Agreement under this Section 8.1(c) for fourteen (14) calendar days after delivery of written notice from PMIN to the Company of such Terminating Company Breach, provided the Company and/or the Company Shareholders continues to exercise commercially reasonable efforts to cure such breach (it being understood that PMIN may not terminate this Agreement pursuant to this Section 8.1(c) if it shall have materially breached this Agreement or if such Terminating Company Breach by the Company and/or the Company Shareholders is cured during such [fourteen (14)] calendar day period);

(c) by written notice by the Company or the Company Shareholders, if there has been a breach by PMIN of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of PMIN shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 7.3 (a “Terminating PMIN Breach”); provided, however, that if such Terminating PMIN Breach is curable by PMIN prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for fourteen (14)]calendar days after delivery of written notice from the Company to PMIN of such Terminating PMIN Breach, provided PMIN continues to exercise commercially reasonable efforts to cure such Terminating PMIN Breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such Terminating PMIN Breach by PMIN is cured during such fourteen (14) calendar day period);

(d) by written notice by PMIN if the Exchange shall not have been consummated on or before the Closing Date; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to PMIN if PMIN or any PMIN Subsidiary is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or materially fails to fulfill any of its respective obligations under this Agreement, which, in any such case, results in, or otherwise causes, the failure of the Exchange to be consummated on or before the Closing Date;

(e) by written notice by the Company or the Company Shareholders if the Exchange shall not have been consummated on or before the Closing Date; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to the Company if the Company or any ESG Group is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or materially fails to fulfill any of its respective obligations under this Agreement, which, in any such case, results in, or otherwise causes, the failure of the Exchange to be consummated on or before the Closing Date; or

(f) by written notice by PMIN, (i) if the PMIN Board (or any committee thereof) shall have made a PMIN Change of Board Recommendation or (ii) if the PMIN Board or any committee thereof shall have approved or recommended to the stockholders of PMIN an Acquisition Proposal (other than the Exchange).

8.2              Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Exchange pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, employees, agents or other Representatives of any of them, and all rights and obligations of each Party hereto shall cease, except nothing herein shall relieve any Party from liability for any fraud or willful breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination.

8.3              Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Exchange or any other related transaction is consummated.

8.4              Amendment. This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

ARTICLE IX

MISCELLANEOUS

9.1              Waiver. At any time prior to the Closing Date, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-affiliated Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, the Company Shareholders or PMIN in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.2              Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt affirmatively confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

523 School House Rd, Kennett Square, PA 19348

Attn: Zhi Yang

9.3              Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.4              Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any New York County state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of PMIN, the Company and the Company Shareholders agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of PMIN, the Company and Company Shareholders irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5              Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6              Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7              Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. market on which the PMIN Common Stock is then traded. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.8              Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Company Disclosure Letter and the PMIN Disclosure Letter referred to herein, which exhibits and disclosure letters are incorporated herein by reference, and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

9.9              Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Exchange be consummated as originally contemplated to the fullest extent possible.

9.10          Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by PMIN, the Company or the Company Shareholders in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.11          Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party, unless otherwise specified herein, including but not limited to the terms set forth in Section 6.12.

9.12          Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings, unless otherwise specified herein. All other capitalized terms used herein shall have the meanings ascribed to them elsewhere in this Agreement.

(a) “Affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person.

(b)”Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in New York, New York, are not required or authorized by Law to close.

(c) “PMIN Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of PMIN and the PMIN Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a PMIN Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that PMIN and the PMIN Subsidiaries are affected in a disproportionate manner relative to other companies in the industries in which PMIN and the PMIN Subsidiaries conduct business), (ii) the effect of any change that generally affects any industry or market in which PMIN or any of the PMIN Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, PMIN and the PMIN Subsidiaries taken as a whole, relative to other participants in the industries in which PMIN and the PMIN Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect PMIN and the PMIN Subsidiaries taken as a whole, relative to other participants in the industries in which PMIN and the PMIN Subsidiaries operate; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the Exchange or the other transaction expressly contemplated hereby, (v) any change in applicable Law or GAAP or interpretation thereof, (vi) the execution by PMIN and performance of or compliance by PMIN with this Agreement or the taking of any action expressly contemplated or permitted by this Agreement, (vii) any shareholder litigation brought or threatened against PMIN or any member of the PMIN Board by shareholder(s) of PMIN owning less than ten percent (10%) of the issued and outstanding PMIN Common Stock in the aggregate in respect of this Agreement or the transactions contemplated hereby; (viii) any matter disclosed in the PMIN Disclosure Letter or (ix) any failure to meet any financial or other projections

(d) “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restrictions or covenants with respect to, or conditions governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(e) “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and/or any of its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto, the preparation, filing, mailing and printing of the Registration Statement and the Proxy Statement documents and all other matters related to the consummation of the Exchange.

(f) “Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

(g)”Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity.

(h) “Subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, or any entity which is otherwise controlled by such Person, whether through securities ownership or contractual arrangements, or as would otherwise be required to be consolidated in such Person’s financial statements in accordance with GAAP.

(i)  “ESG Material Adverse Effect” shall mean, with respect to the Company or any member of the ESG Group, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of the ESG Group, or materially diminish the value of the Company Shares or (b) does or would reasonably be expected to materially impair or delay the ability of the Company, the Company Shareholders or the Company Representative to perform their respective obligations under this Agreement, including but not limited to all agreements and covenants to be performed or complied by such parties under the Agreement, or to consummate the transactions contemplated hereby and thereby; provided, however, that a ESG Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to each Company, the industries in which such Company primarily operates and not specifically relating to such Company or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the applicable Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as such Company).

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO
SHARE EXCHANGE AGREEMENT

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

PLASMA INNOVATIVE INC.

By:
Name: Zhi Yang
Title: President

ESG INC.

By:
Name: Zhi Yang
Title: President

COMPANY SHAREHOLDERS:

By:
Name: DCG China Limited

By:
Name: Christopher Alonzo

By:
Name: Weiwei Gao

By:
Name: EVER VAST DEVELOPMENT LTD.

SCHEDULE A

	Pre-transaction	Post-transaction
NAME	ESG Inc. Shares of common stock	PMIN/Exchange Shares of common stock Received
DCG China Limited	7,632,800	7,632,800
Christopher Alonzo	1,400,000	1,400,000
EVER VAST DEVELOPMENT LTD.	420,000	420,000
Weiwei Gao	980,000	980,000
Total	10,432,800	10,432,800